      As filed with the Securities and Exchange Commission on July 31, 2006

                                         Registration Statement No. 333-________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         ARTESIAN RESOURCES CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                   DELAWARE                                51-0002090
        (State or Other Jurisdiction                   (I.R.S. Employer
      of Incorporation or Organization)             Identification Number)

                               664 CHURCHMANS ROAD
                             NEWARK, DELAWARE 19702
                                (302) 453 - 6900
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                                 DIAN C. TAYLOR
                             CHIEF EXECUTIVE OFFICER
                         ARTESIAN RESOURCES CORPORATION
                               664 CHURCHMANS ROAD
                             NEWARK, DELAWARE 19702
                                (302) 453 - 6900
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   ----------

                                    COPY TO:
                             JOANNE R. SOSLOW, ESQ.
                           MORGAN, LEWIS & BOCKIUS LLP
                               1701 MARKET STREET
                        PHILADELPHIA, PENNSYLVANIA 19103

                                   ----------

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [_]

     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [_]

                                   ----------

                         CALCULATION OF REGISTRATION FEE

  Title Of Each Class of Securities         Amount to be        Amount of
         To Be Registered(1)               Registered (2)   Registration Fee
-------------------------------------      --------------   ----------------
Class A Non-Voting Common Stock, par
   value $1.00 per share ...............     $30,000,000       $3,210.00

(1) The securities registered consist of $30,000,000 of an indeterminate number or amount of Class A Common Stock as may be issued from time to time at indeterminate prices. In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $30,000,000. Pursuant to Rule 416(a), this registration statement covers an indeterminate amount of securities as may be issued from time to time as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

                                   ----------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE OR JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY 31, 2006

PROSPECTUS

                         ARTESIAN RESOURCES CORPORATION

                                   $30,000,000

                         CLASS A NON-VOTING COMMON STOCK

     Artesian Resources Corporation may offer up to $30,000,000 of Class A Non-Voting Common Stock from time to time. When we offer these securities, we will provide a prospectus supplement containing the specific terms of that offering. This prospectus may not be used to consummate sales of these securities unless accompanied by a prospectus supplement.

     We will receive all proceeds from the sale of securities hereunder.

     Our Class A Common Stock is traded on the NASDAQ Global Market under the symbol "ARTNA." On July 28, 2006, the closing sale price of our Class A Non-Voting Common Stock on NASDAQ was $19.75 per share. You are urged to obtain current market quotations for our Class A Non-Voting Common Stock.

                                   ----------

     INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 6.

                                   ----------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        The date of this prospectus is __, 2006.

                                TABLE OF CONTENTS

About this Prospectus......................................................    2
About Artesian Resources Corporation.......................................    3
Risk Factors...............................................................    6
Special Note Regarding Forward-Looking Statements..........................   11
Use of Proceeds............................................................   12
Description of Capital Stock...............................................   13
Plan of Distribution.......................................................   21
Legal Matters..............................................................   23
Experts....................................................................   23
Where You Can Find More Information........................................   23
Information Incorporated By Reference......................................   23

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration or continuous offering process. We may from time to time sell Class A Non-Voting Common Stock in one or more offerings up to a total dollar amount of $30,000,000.

     Each time we sell these securities, we will provide you with a prospectus supplement containing specific information about the terms of each such sale. This prospectus may not be used to sell any of the securities unless accompanied by a prospectus supplement. The prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in the prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" beginning on page 23 of this prospectus.

     Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to "we," "us," the "Company" or similar references mean Artesian Resources Corporation and its subsidiaries.

     You should rely only on the information contained in this prospectus or in a prospectus supplement or amendment. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We may offer to sell, and seek offers to buy these securities only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

                         ARTESIAN RESOURCES CORPORATION

OUR COMPANY

     Artesian Resources Corporation is the parent holding company of three regulated public utilities: Artesian Water Company, Inc., Artesian Water Pennsylvania, Inc. and Artesian Wastewater Management, Inc., and two non-regulated subsidiaries: Artesian Utility Development, Inc. and Artesian Development Corporation. The business activities conducted by each subsidiary are discussed below.

     ARTESIAN WATER COMPANY, INC.

     Our principal subsidiary, Artesian Water Company, Inc., or Artesian Water, is the oldest and largest public water utility in the State of Delaware, and has been providing water service within the state since 1905. We distribute and sell water to residential, commercial, industrial, governmental, municipal and utility customers throughout the State of Delaware. As of December 31, 2005, we had approximately 72,400 metered customers and served a population of approximately 239,000 (including contract services), representing approximately 28% of Delaware's total population. We also provide water for public and private fire protection to customers in our service territories. Our water customer base is diversified among residential, commercial and industrial customers. Our gross water sales revenue for 2005 was approximately $41.6 million, and our percentages of gross water sales revenue by major customer classifications were 62% for residential, 31% for commercial, industrial, governmental, municipal and utility, and 7% for public fire protection. Substantially all of our water customers are metered, which enables us to measure and bill for our customers' water consumption.

     Our current primary market area is the State of Delaware, which had a population of approximately 844,000 at July 1, 2005. Substantial portions of Delaware, particularly outside of New Castle County, are not served by a public water system and represent potential opportunities for us to obtain new exclusive franchised service areas. We continue to focus resources on developing and serving existing service territories and obtaining new territories throughout the State. In 2005, we added approximately 28 square miles of franchised service area. In addition, we hold Certificates of Public Convenience and Necessity, or CPCNs, which provide us with the exclusive right to serve all existing and new customers for approximately 186 square miles of exclusive service territory or about 9.5% of the total square miles in Delaware. The pursuit of new service territory in the State of Delaware by water companies is competitive. Our strategy is to continue our efforts to acquire additional exclusive service areas, although the future rate of increase will depend upon interest rates, land use rules and our ability to enter into agreements with landowners, developers or municipalities.

     As a public utility, we are regulated by the Delaware Public Service Commission, or the PSC, with respect to rates and charges for service, the sale and issuance of securities, mergers and other matters. We periodically seek rate increases to cover the cost of increased operating expenses, increased financing expenses due to additional investments in utility plant and other costs of doing business. The timing of our rate increase requests are therefore dependent upon the estimated cost of the administrative process in relation to the investments and expenses that we hope to recover through the rate increase. There is no guarantee that our rate increase requests will be granted by applicable regulatory agencies; or that such requests will be granted in a timely manner or in sufficient amount to cover the investments and expenses for which we initially sought the rate increase.

     ARTESIAN WATER PENNSYLVANIA, INC.

     Our other water utility subsidiary, Artesian Water Pennsylvania, Inc., began operations as a regulated public water utility in Pennsylvania in 2002. As of December 31, 2005, we provided water service to a residential community consisting of 39 customers in Chester County. On February 4, 2005, we received approval to expand our service area in Pennsylvania by providing services to four specific developments that are expected to add 350 customers over ten years.

     ARTESIAN WASTEWATER MANAGEMENT, INC.

     Our third utility subsidiary, Artesian Wastewater Management, Inc., owns wastewater infrastructure and provides wastewater services to customers in Delaware. We were recognized as a regulated public wastewater utility by the PSC in March 2005, and began providing service to a planned 725 home residential community in Sussex County, Delaware in July 2005. Our rate and tariff for serving this community was approved by the PSC. In addition, we have approval to provide service to a planned 97 home residential community in Sussex County, Delaware, and we began serving this community in February 2006. As of December 31, 2005, we provided wastewater services to 35 customers.

     ARTESIAN UTILITY DEVELOPMENT, INC.

     Artesian Utility Development, Inc., a non-regulated subsidiary, was formed in 1996. It is contracted to design and build wastewater infrastructure and provide wastewater treatment and management services, and is a one-third participant in a limited liability company that develops and markets proposals for design, construction and operation of wastewater facilities.

     ARTESIAN DEVELOPMENT CORPORATION

     The sole operation of our other non-regulated subsidiary, Artesian Development Corporation, is the ownership of an eleven-acre parcel of land zoned for office buildings located immediately adjacent to our corporate headquarters. Out of the eleven acre parcel of land, four acres are under a contract for sale. According to the contract, the sale must close no later than August 2006. The sale is contingent on the buyer's ability to obtain all governmental approvals necessary to construct a medical office facility of at least 42,000 square feet of leasable space and an acceptable environmental audit report. If the buyer fails to perform any of the terms or conditions specified in the contract, Artesian Development Corporation has the right and option to declare this contract null and void. This option expires in August 2006.

     RECENT STOCK DIVIDEND

     On May 12, 2006, the Company's Board of Directors approved a three for two stock split in the form of a stock dividend. Shareholders of record on May 30, 2006 received one additional share for each two shares held. All share and per share information presented below for each of the five years in the 5-year period ended December 31, 2005 are derived from the audited financial statements of the Company and for the three months ended March 31, 2006 are derived from the Form 10-Q for the quarterly period ended March 31, 2006 and have been restated to retroactively show the effect of the stock split.

                                                 THREE
                                                 MONTHS
                                THREE MONTHS     ENDED
                                 ENDED MARCH   MARCH 31,
STATEMENT OF OPERATIONS DATA      31, 2006        2005      2005     2004     2003     2002     2001
-----------------------------   ------------   ---------   ------   ------   ------   ------   ------
Net income per share of
   common stock:
   Basic                           $ 0.17        $ 0.16    $ 0.84   $ 0.75   $ 0.66   $ 0.78   $ 0.71
   Diluted                         $ 0.16        $ 0.16    $ 0.81   $ 0.72   $ 0.64   $ 0.76   $ 0.70
Avg. shares of common stock
   outstanding (in thousands)
   Basic                            6,027         5,951     5,984    5,904    5,820    5,300    4,559
   Diluted                          6,217         6,141     6,182    6,098    5,989    5,419    4,661
Cash dividends per share
   of common stock                 $ 0.15        $ 0.14    $ 0.58   $ 0.55   $ 0.53   $ 0.52   $ 0.49

     GENERAL INFORMATION

     We are a Delaware corporation with our principal executive offices located at 664 Churchmans Road, Newark, Delaware 19702. Our telephone number is (302) 453-6900 and our website address is www.artesianwater.com. General information about us can be found at this website. We make available free of charge through the Investor Relations section of our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission, or the SEC. In addition, you can find at the Investor Relations section of our website our Code of Ethics that is applicable to our chief executive officer, chief financial officer, controller or principal accounting officer and any person performing a similar function. We include our website address in this prospectus only as an inactive textural reference and do not intend it to be an active link to our website. The material on our website is not part of our prospectus. You may also obtain a free copy of these reports and amendments, as well as our Code of Ethics, by contacting Nicholle Taylor at Artesian Resources Corporation, Churchmans Road, Newark, Delaware 19702.

                                  RISK FACTORS

     Investing in our Class A Non-Voting Common Stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our securities. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our Class A Non-Voting Common Stock could fall, and you may lose all or part of the money you paid to buy our securities.

RISKS RELATED TO OUR BUSINESS

     OUR OPERATING REVENUE IS PRIMARILY FROM WATER SALES. THE RATES THAT WE CHARGE OUR CUSTOMERS ARE SUBJECT TO THE REGULATIONS OF THE PSC. ADDITIONALLY, OUR BUSINESS REQUIRES SIGNIFICANT CAPITAL EXPENDITURES ON AN ANNUAL BASIS AND THESE EXPENDITURES ARE MADE FOR ADDITIONS AND REPLACEMENT OF PROPERTY. IF THE PSC DISAPPROVES OR IS UNABLE TO TIMELY APPROVE OUR REQUESTS FOR RATE INCREASE OR APPROVES RATE INCREASES THAT ARE INADEQUATE TO COVER OUR INVESTMENTS OR INCREASED COSTS, OUR PROFITABILITY MAY SUFFER.

     We file rate increase requests, from time to time, to recover our investments in utility plant and expenses. Once a rate increase petition is filed with the PSC, the ensuing administrative and hearing process may be lengthy and costly. We can provide no assurances that any future rate increase request will be approved by the PSC; and if approved, we cannot guarantee that these rate increases will be granted in a timely manner and/or will be sufficient in amount to cover the investments and expenses for which we initially sought the rate increase.

     OUR BUSINESS IS SUBJECT TO SEASONAL FLUCTUATIONS, WHICH COULD AFFECT DEMAND FOR OUR WATER SERVICE AND OUR REVENUES.

     Demand for water during warmer months is generally greater than during cooler months primarily due to additional requirements in irrigation systems, swimming pools, cooling systems and other outside water use. In an event when temperatures during typically warmer months are cooler than normal, or if there is more rainfall than normal, the demand for our water may decrease and adversely affect our revenues.

     DROUGHT CONDITIONS MAY IMPACT OUR ABILITY TO SERVE OUR CURRENT AND FUTURE CUSTOMERS, AND MAY IMPACT OUR CUSTOMERS' USE OF OUR WATER, WHICH MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We believe that we have in place sufficient capacity to provide water service for the foreseeable future to all existing and new customers in all of our service territories. However, severe drought conditions could interfere with our sources of water supply and could adversely affect our ability to supply water in sufficient quantities to our existing and future customers. This may adversely affect our revenues and earnings. Moreover, governmental restrictions on water usage during drought conditions may result in a decreased demand for water, which may adversely affect our revenue and earnings.

     OUR OPERATING COSTS COULD BE SIGNIFICANTLY INCREASED IF NEW OR STRICTER REGULATORY STANDARDS ARE IMPOSED BY FEDERAL AND STATE ENVIRONMENTAL AGENCIES.

     Our water and wastewater services are governed by various federal and state environmental protection and health and safety laws and regulations, including the federal Safe Drinking Water Act, the Clean Water Act and similar state laws. These federal and state regulations are issued by the United States Environmental Protection Agency and state environmental regulatory agencies. Pursuant to these laws, we are required to obtain various water allocation permits and environmental permits for our operations. The water allocation permits control the amount of water that can be drawn from water resources. New or stricter water allocation regulations can adversely affect our ability to meet the demands of our customers. While we have budgeted for future capital and operating expenditures to maintain compliance with these laws and our permits, it is possible that new or stricter standards would be imposed that will raise our operating costs. Thus, we can provide no assurances that our costs of complying with, or discharging liability under current and future environmental and health and safety laws will not adversely affect our business, results of operations or financial condition.

     TURNOVER IN MANAGEMENT TEAM

     Our success depends significantly on the continued contribution of our management team both individually and collectively. The loss of the services of any member of our management team or the inability to hire and retain experienced management personnel could harm our operating results.

     WE FACE COMPETITION FROM OTHER WATER UTILITIES FOR THE ACQUISITION OF NEW EXCLUSIVE SERVICE TERRITORIES.

     Water utilities competitively pursue the right to exclusively serve territories in Delaware by entering into agreements with landowners, developers or municipalities and, under current law, then applying to the PSC for a CPCN, which grants a water utility the exclusive right to serve all existing and new customers of a water utility within a designated area. Typically, water utilities enter into agreements with developers who have approval from county governments with respect to proposed subdivisions or developments. Once a CPCN is granted to a water utility, generally it may not be suspended or terminated unless the PSC determines in accordance with its rules and regulations that good cause exists for any such suspension or termination. Therefore, we face competition from other water utilities as we pursue the right to exclusively serve territories. If we are unable to enter into agreements with landowners, developers or municipalities and secure CPCNs for the right to exclusively serve territories in Delaware, our ability to expand may be significantly impeded.

     WE DEPEND ON THE AVAILABILITY OF CAPITAL FOR EXPANSION, CONSTRUCTION AND MAINTENANCE.

     Our ability to continue our expansion efforts and fund our utility construction and maintenance program depends on the availability of adequate capital. There is no guarantee that we will be able to obtain sufficient capital in the future on favorable terms and conditions for expansion, construction and maintenance. In the event we are unable to obtain sufficient capital, our expansion efforts could be curtailed, which may affect our growth and may affect our future results of operations.

     ANY FUTURE ACQUISITIONS WE UNDERTAKE OR OTHER ACTIONS TO FURTHER GROW OUR WATER AND WASTEWATER BUSINESS MAY INVOLVE RISKS.

     An element of our growth strategy is the acquisition and integration of water and wastewater systems in order to broaden our current service areas, and move into new ones. It is our intent, when practical, to integrate any businesses we acquire with our existing operations. The negotiation of potential acquisitions as well as the integration of acquired businesses could require us to incur significant costs and cause diversion of our management's time and resources. We may not be successful in the future in identifying businesses that meet our acquisition criteria. The failure to identify such businesses may limit the rate of our growth. In addition, future acquisitions by us could result in:

          o    Dilutive issuance of our equity securities;

          o    Incurrence of debt and contingent liabilities;

          o Difficulties in integrating the operations and personnel of the acquired businesses;

          o Diversion of our management's attention from ongoing business concerns;

          o Failure to have effective internal control over financial reporting;

          o    Shuffling of human resources; and

          o    Other acquisition-related expense.

Some or all of these items could have a material adverse effect on our business and our ability to finance our business and comply with regulatory requirements. The businesses we acquire in the future may not achieve sales and profitability that would justify our investment.

     CONTAMINATION OF OUR WATER SUPPLY MAY RESULT IN DISRUPTION IN OUR SERVICES AND COULD LEAD TO LITIGATION THAT MAY ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

     Our water supplies are subject to contamination from naturally-occurring compounds as well as pollution resulting from man-made sources. Even though we monitor the quality of water on on-going basis, any possible contamination due to factors beyond our control could interrupt the use of our water supply until we are able to substitute it from an uncontaminated water source. Additionally, treating the contaminated water source could involve significant costs and could adversely affect our business. We could also be held liable for consequences arising out of human or environmental exposure to hazardous substances, if found, in our water supply. This could adversely affect our business, results of operations and financial condition.

     POTENTIAL TERRORIST ATTACKS MAY DISRUPT OUR OPERATIONS AND ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

     In the wake of the September 11, 2001 terrorist attacks, we have taken steps to increase security measures at our facilities and heighten employee awareness of threats to our water supply. We also have tightened our security measures regarding delivery and handling of certain chemicals used in our business. We are currently not aware of any specific threats to our facilities, operations or supplies, however, it is possible that we would not be in a position to control the outcome of terrorist events, if they occur.

RISKS RELATED TO OUR COMMON STOCK

     OUR PRINCIPAL STOCKHOLDERS HAVE SIGNIFICANT CONTROL OVER THE OUTCOME OF MOST FUNDAMENTAL CORPORATE MATTERS.

     As of July 11, 2006, members of the Taylor family, which include Dian C. Taylor, our Chair of the Board, Chief Executive Officer and President, and Norman H. Taylor, Jr. and John R. Eisenbrey, Jr., two of our other directors, beneficially owned 73% of the outstanding Class B Common Stock and 5% of the outstanding Class A Non-Voting Common Stock and our directors and executive officers as a group beneficially owned 55% of the outstanding Class B Common Stock and 5% of the outstanding Class A Non-Voting Common Stock. The holders of Class B Common Stock generally have the exclusive right to vote on most fundamental corporate decisions, including the election of our board of directors. As a result, these principal stockholders will have significant control over the outcome of most fundamental corporate matters. If you purchase shares of Class A Non-Voting Common Stock, you will not be able to vote on most fundamental corporate matters, including the election of our board of directors.

     OUR ABILITY TO PAY DIVIDENDS IS LIMITED BY OUR RESTATED CERTIFICATE OF INCORPORATION, TERMS OF OUR PREFERRED STOCK AND COVENANTS IN OUR DEBT INSTRUMENTS.

     Our Restated Certificate of Incorporation requires that we pay or set aside for payment all accrued dividends and sinking fund payments payable on any outstanding preferred stock before we can pay dividends on our common stock. In addition, we have outstanding debt instruments containing covenants restricting our ability to pay dividends on our common stock.

     There are a number of other factors that determine both our ability to pay dividends on our common stock and the amount of those dividends. These factors include:

          o    Dilutive issuance of our equity securities;

          o Certain limitations on dividend payments in our bond covenants included in our trust indentures;

          o    Our earnings, capital requirements and financial condition; and

          o Other factors, including the timeliness and adequacy of rate increases granted to Artesian Water.

     We cannot guarantee that we will continue to pay dividends on our common stock in the future or in amounts similar to past dividends.

     THERE IS A LIMITED TRADING MARKET FOR OUR CLASS A NON-VOTING COMMON STOCK. YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE YOU PAY FOR THEM.

     Although our Class A Common Stock is listed for trading on the NASDAQ Global Market, the trading in our Class A Non-Voting Common Stock has substantially less liquidity than many other companies quoted on the NASDAQ Global Market. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the market of willing buyers and sellers of our Class A Non-Voting Common Stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Because of the limited volume of trading in our Class A Non-Voting Common Stock, a sale of a significant number of shares of our Class A Non-Voting Common Stock in the open market could cause our stock price to decline. We cannot provide any assurance that this offering will increase the volume of trading in our Class A Non-Voting Common Stock.

     PROVISIONS IN OUR RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS AND UNDER DELAWARE LAW MAY PREVENT OR FRUSTRATE A CHANGE IN CONTROL OR A CHANGE IN MANAGEMENT THAT STOCKHOLDERS BELIEVE IS DESIRABLE.

     Provisions of our Restated Certificate of Incorporation and Bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:

          o    A classified board of directors;

          o Higher stockholder voting requirements for certain corporate actions;

          o    Limitations on the removal of directors; and

          o Advance notice requirements for stockholder proposals and nominations.

     Subject to certain exceptions, the affirmative vote of the holders of at least 75% of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend or repeal the provisions of our Restated Certificate of Incorporation establishing our classified board of directors and limitations on the removal of directors or our Bylaws.

     In addition, Section 203 of the General Corporation Law of the State of Delaware prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns or within the last three years has owned 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent a change in control of our company.

RISKS RELATED TO AN OFFERING

     WE HAVE BROAD DISCRETION IN THE USE OF THE NET PROCEEDS FROM AN OFFERING AND MAY NOT USE THEM EFFECTIVELY.

     Our management will have broad discretion in the application of the net proceeds from an offering and could spend the proceeds in ways that do not necessarily improve our results of operations or enhance the value of our Class A Non-Voting Common Stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our Class A Non-Voting Common Stock to decline.

     ONCE THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE BY THE SEC, A LARGE NUMBER OF SHARES OF OUR CLASS A NON-VOTING COMMON STOCK WILL BECOME ELIGIBLE FOR FUTURE SALE INTO THE MARKET. THIS MAY ADVERSELY IMPACT THE MARKET PRICE OF OUR CLASS A NON-VOTING COMMON STOCK.

     Once this registration statement is declared effective by the SEC, a large number of shares of our Class A Non-Voting Common Stock will become eligible for future issuance and sale. Solely for purpose of estimation, based on $19.75 per share, the last reported closing sale price of our Class A Non-Voting Common Stock as reported by the NASDAQ Global Market on July 28, 2006, the registration statement covers 1,518,987 shares of Class A Non-Voting Common Stock, or 29.4% of our total outstanding shares of Class A Non-Voting Common Stock based on 5,175,722 total outstanding shares of Class A Non-Voting Common Stock as of July 11, 2006. This availability of a significant number of additional shares of our Class A Non-Voting Common Stock for future sale and issuance or the perception in the market that we intend to sell a substantial number of shares could depress the price of our Class A Non-Voting Common Stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Statements in this prospectus which express our "belief," "anticipation" or "expectation," as well as other statements which are not historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act and the Private Securities Litigation Reform Act of 1995. Statements including, but not limited to, those regarding our goals, priorities and growth and expansion plans for our water and wastewater subsidiaries, our belief regarding our capacity to provide water services for the foreseeable future to our customers, our belief relating to our compliance with relevant governmental regulations, the impact of weather on our operations and the execution of our strategic initiatives and our expectations regarding the sale of land are forward-looking statements and involve risks and uncertainties that could cause actual results to differ materially from those projected. Certain factors discussed in "Risk Factors" commencing on page 6, such as changes in weather, changes in our contractual obligations, changes in government policies, the timing and results of our rate requests, changes in economic and market conditions generally, and other matters could cause results to differ materially from those in the forward-looking statements. While we may elect to update forward-looking statements, we specifically disclaim any obligation to do so and you should not rely on any forward-looking statement as representation of our views as of any date subsequent to the date of the filing of this prospectus.

     You should read and interpret any forward-looking statements together with the documents incorporated by reference in this prospectus and our other filings with the SEC.

                                 USE OF PROCEEDS

     We will receive all of the net proceeds from the sale of our securities registered under the registration statement of which this prospectus is a part.

     Unless the applicable prospectus supplement states otherwise, we will retain broad discretion in the allocation of the net proceeds of this offering. We currently intend to use the net proceeds of this issuance to fund a paid-in capital contribution in the same amount to our principal subsidiary, Artesian Water. Artesian Water will use the paid-in capital contribution for the following purposes:

          o    Repayment of short-term borrowings; and

          o General corporate purposes, including working capital and capital expenditures.

     These proceeds will reduce Artesian Water's debt to total capitalization ratio, which we believe will improve Artesian Water's ability to issue additional long-term debt to finance future capital investments.

     Artesian Water has available two unsecured lines of credit, with no financial covenant restrictions, totaling $40.0 million at December 31, 2005, which are renewable annually at lenders' discretion. Borrowings under the lines of credit bear interest based on the London Interbank Offering Rate, or LIBOR, plus 1.0% for 30, 60, 90, or 180 days or the banks' federal funds rate plus 1.0%, at the option of Artesian Water. At July 11, 2006, Artesian Water had $6,081,607 outstanding under these lines at average interest rates of 6.35%

     We have not determined the amount of net proceeds to be used for each of the purposes indicated. The amounts and timing of the expenditures may vary significantly depending on numerous factors, such as identification of appropriate acquisition opportunities. Accordingly, we will have broad discretion to use the proceeds as we see fit. Pending such uses, we intend to invest the net proceeds in interest-bearing, investment grade securities.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock and provisions of our Restated Certificate of Incorporation and Bylaws are summaries and are qualified by reference to the Restated Certificate of Incorporation and Bylaws that we have filed with the SEC.

     Our authorized capital stock consists of 15,000,000 shares of Class A Non-Voting Common Stock, par value $1.00 per share, 1,040,000 shares of Class B Common Stock, par value $1.00 per share, 10,868 shares of 7% Prior Preferred Stock, par value $25.00 per share, 80,000 shares of Cumulative Prior Preferred Stock, par value $25.00 per share, and 100,000 shares of Series Preferred Stock, par value $1.00 per share.

     As of July 11, 2006, we had issued and outstanding:

          o 5,175,722 shares of Class A Common stock, held by 884 stockholders of record; and

          o 881,452 shares of Class B Common Stock, held by 192 stockholders of record.

     As of July 11, 2006, there were no shares of 7% Prior Preferred stock, Cumulative Prior Preferred Stock or Series Preferred Stock outstanding. We sometimes refer to our 7% Prior Preferred Stock, Cumulative Prior Preferred Stock and Series Preferred Stock collectively as Preferred Stock in this "Description of Capital Stock."

CLASS A NON-VOTING COMMON STOCK

     VOTING RIGHTS

     Under our Restated Certificate Incorporation, generally, holders of shares of our Class A Non-Voting Common Stock do not have voting rights with respect to the election of directors and other matters voted upon by stockholders.

     However, Section 242(b)(2) of the General Corporation Law of the State of Delaware confers voting rights, or statutory voting rights, to holders of the outstanding shares of a class that is not entitled to vote under the certificate of incorporation, with respect to a proposed amendment to the certificate of incorporation, if "the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely." The vote required to approve such amendments is a majority of the outstanding shares of the class.

     Holders of our Class A Non-Voting Common Stock have statutory voting rights as set forth above. In addition, under Section 4.20 of our Restated Certificate of Incorporation, we may not issue any shares of Series Preferred Stock without the approval of the holders of a majority of the shares of Class A Non-Voting Common Stock.

     DIVIDENDS

     Subject to dividends that we may be required to pay on outstanding shares of Preferred Stock, the holders of Class A Non-Voting Common Stock are entitled to receive dividends, as, when and if declared from time to time by our board of directors out of funds legally available for such purpose. Our Restated Certificate of Incorporation requires that we declare and pay the same dividend per share on the Class A Non-Voting Common Stock and on the Class B Common Stock.

     Holders of Class A Non-Voting Common Stock may participate in our dividend reinvestment plan by automatically reinvesting cash dividends declared on all or a portion of their shares to purchase additional shares of Class A Non-Voting Common Stock.

     LIQUIDATION RIGHTS

     In the event of a liquidation, dissolution or winding up of Artesian Resources, the holders of Class A Non-Voting Common Stock are entitled to share pro rata with the holders of Class B Common Stock in all assets and funds remaining after we pay all of our creditors and make required distributions to the holders of outstanding shares of Preferred Stock pursuant to our Restated Certificate of Incorporation.

     OTHER RIGHTS

     There are no preemptive, conversion, subscription, redemption or sinking fund rights applicable to the Class A Non-Voting Common Stock.

     All outstanding shares of our Class A Non-Voting Common Stock are fully paid and non-assessable.

CLASS B COMMON STOCK

     VOTING RIGHTS

     Except as otherwise described in this "Description of Capital Stock" with respect to our other classes of stock, the right to vote for the election of directors and other stockholder matters is exercised exclusively by the holders of Class B Common Stock. Holders of Class B Common Stock are entitled to one vote per share on all matters voted upon by stockholders. Our directors, other than those elected by holders of our Preferred Stock under specified circumstances as described herein, are classified into three classes. Holders of shares of Class B Common Stock do not have cumulative voting rights.

     DIVIDENDS

     Subject to dividends that we may be required to pay on outstanding shares of Preferred Stock before we may pay dividends on other shares, the holders of Class B Common Stock are entitled to receive dividends, as, when and if declared from time to time by our board of directors out of funds legally available for such purpose. Our Restated Certificate of Incorporation requires that we declare and pay the same dividend per share on the Class B Common Stock and on the Class A Non-Voting Common Stock.

     LIQUIDATION RIGHTS

     In the event of our liquidation, dissolution or winding up of our operations, the holders of Class B Common Stock are entitled to share pro rata with the holders of Class A Non-Voting Common Stock in all assets and funds remaining after we pay all of our creditors and make required distributions to the holders of outstanding shares of Preferred Stock pursuant to our Restated Certificate of Incorporation.

     OTHER RIGHTS

     There are no preemptive, conversion, subscription, redemption or sinking fund rights applicable to the Class B Common Stock.

     All outstanding shares of Class B Common Stock are fully paid and non-assessable.

PREFERRED STOCK

     As of July 11, 2006, there were no shares of Preferred Stock outstanding.

     7% PRIOR PREFERRED STOCK

     Voting Rights

     Under our Restated Certificate of Incorporation, holders of 7% Prior Preferred Stock do not have voting rights except for statutory voting rights as described above.

     Redemption

     The 7% Prior Preferred Stock is redeemable at our option, in whole or in part, from time to time, upon at least 30 days' notice, at $30 per share plus accrued but unpaid dividends; provided that if we are in default on any dividend or sinking fund payment on any series of Cumulative Prior Preferred Stock, we may not redeem any shares of 7% Prior Preferred Stock or any series of Cumulative Prior Preferred Stock.

     Dividends

     The 7% Prior Preferred Stock is entitled to cumulative dividends at a rate of 7% per year out of funds legally available for such purpose, payable quarterly. The 7% Prior Preferred Stock and the Cumulative Prior Preferred Stock rank equally with respect to the payment of cash dividends. No dividends may be declared and paid on the Series Preferred Stock, Class A Non-Voting Common Stock or Class B Common Stock unless the full cash dividends on the 7% Prior Preferred Stock then outstanding have been paid or set apart for payment.

     Liquidation Rights

     In the event of our liquidation, dissolution or winding up or our sale of all of our assets, the holders of 7% Prior Preferred Stock are entitled, after we pay all of our creditors, to be paid in cash the par value of their shares and any accrued but unpaid dividends before we make any payment to the holders of our Series Preferred Stock, Class A Non-Voting Common Stock or Class B Common Stock

     The 7% Prior Preferred Stock and the Cumulative Prior Preferred Stock rank equally with respect to payments upon a liquidation, dissolution or winding up, except that a sale of all of our assets will be deemed to be a liquidation, dissolution or winding up with respect to the 7% Prior Preferred Stock, but will not be deemed a liquidation, dissolution or winding up with respect to the Cumulative Prior Preferred Stock.

     CUMULATIVE PRIOR PREFERRED STOCK

     Issuance in Series

     The Cumulative Prior Preferred Stock may be issued from time to time in one or more series. Subject to certain stockholder approval requirements described below, our board of directors may fix the designations, preferences and other rights, and limitations or restrictions of authorized and unissued Cumulative Prior Preferred Stock in a resolution providing for the initial issuance of each such series.

     All shares of the Cumulative Prior Preferred Stock of all series must be of equal rank, and all shares of any particular series of the Cumulative Prior Preferred Stock must be identical except as to the date(s) from which dividends thereon start to cumulate.

     Different series of Cumulative Prior Preferred Stock may vary as to:

          o The annual dividend rate and the date from which dividends start to cumulate;

          o The redemption price(s) and other terms and conditions of redemption;

          o The amount(s) payable upon our liquidation, dissolution or winding up;

          o The terms and amount of any sinking fund provided for the purchase or redemption of shares of the particular series;

          o    Terms relating to conversion; and

          o The designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions, if any of the particular series.

     Voting Rights

     Except for the statutory voting rights, in the case of certain defaults in dividend or sinking fund payments described below, and as described below for certain of our actions, the holders of Cumulative Prior Preferred Stock generally do not have voting rights under our Restated Certificate of Incorporation.

     If we are in default on dividend or sinking fund payments on any series of Cumulative Prior Preferred Stock for certain periods of time specified in our Restated Certificate of Incorporation, the holders of Cumulative Prior Preferred Stock are entitled to vote as a class for not less than one-third (if the default continues for certain shorter periods) or a majority (if the default continues for certain longer periods), as the case may be, of the members of our board of directors. Upon such defaults, holders of Cumulative Prior Preferred Stock may call a special meeting of such holders to elect directors as described in this paragraph to serve until the next annual meeting of stockholders. Upon cure of such defaults, voting rights revert to the Class B Common Stock.

     In addition, the approval of at least 75% of the total number of shares of Cumulative Prior Preferred Stock then outstanding is required for us to:

          o Incur any long-term indebtedness that would result in total long-term indebtedness exceeding 65% of our capitalization (as defined in our Restated Certificate of Incorporation);

          o Create or authorize any class of stock or any obligation or security convertible into shares of stock unless such stock ranks junior to the Cumulative Prior Preferred Stock with respect both to the payment of dividends and distributions upon our liquidation, dissolution or winding up of operations;

          o Amend, alter, change or repeal any of the provisions of our Restated Certificate of Incorporation with respect to our business purposes so as to substantially change such purposes, or amend, alter, change or repeal any of the terms of the Cumulative Prior Preferred Stock then outstanding in a manner prejudicial to the holders of such stock; provided that if only a particular series of Cumulative Prior Preferred Stock is prejudiced by such changes, then only the vote of 75% of the total number of outstanding shares of such series will be required;

          o Merge or consolidate if, among other things, the purposes of the resulting corporation would be substantially different from ours or if any adverse change in the terms and provisions of the Cumulative Prior Preferred Stock would result;

          o Reissue any previously purchased, redeemed or retired shares of Cumulative Prior Preferred Stock;

          o Issue any shares of Cumulative Prior Preferred Stock or any stock senior to the Cumulative Prior Preferred Stock unless certain financial tests specified in our Restated Certificate of Incorporation are met; or

          o Increase the total number of authorized shares of Cumulative Prior Preferred Stock of all series to over 80,000 shares.

     Redemption

     Our board of directors may determine that the whole or any part of any series of the Cumulative Prior Preferred Stock may be redeemed, at any time or from time to time, by paying in cash the redemption price plus accrued but unpaid dividends, and by following the procedures as set forth in Section 4.11 of our Restated Certificate of Incorporation; provided that if we are in default on any dividend or sinking fund payment on any series of Cumulative Prior Preferred Stock, we may not redeem any series of Cumulative Prior Preferred Stock or any shares of 7% Prior Preferred Stock. Subject to the limitations set forth in our Restated Certificate of Incorporation, our board of directors has full power and authority to determine the manner and the terms and conditions of such redemption. If a particular series of the Cumulative Prior Preferred Stock has a sinking fund, the redemption price must not be in excess of the sinking fund redemption price.

     Sinking Fund

     With respect to all series of Cumulative Prior Preferred Stock for which a sinking fund requirement must be met in each year, we are required to set aside on or before February 1 of such year cash required for sinking fund payments in such year. To the extent that the terms of any series permit the sinking fund requirement for such series to be met by the surrender of stock, the aggregate par value of the shares surrendered for such purpose will be considered as equivalent in amount to cash set aside for such series. The sinking fund requirement for each series of the Cumulative Prior Preferred Stock for which a sinking fund has been established will be cumulative, so that if in any year we do not satisfy the sinking fund requirement for such year, the amount of the deficiency will be added to the sinking fund requirement for the next succeeding year. Unless and until we cure all such deficiencies, we may not declare dividends or make other payments on our stock that rank junior to Cumulative Prior Preferred Stock, nor may we purchase, redeem or otherwise acquire for value such junior stock.

     Dividends

     Holders of our Cumulative Prior Preferred Stock are entitled to receive dividends out of legally available funds when and as declared by our board of directors. The Cumulative Prior Preferred Stock and the 7% Prior Preferred Stock rank equally with respect to the payment of cash dividends. No dividends may be declared and paid on the Series Preferred Stock, Class A Non-Voting Common Stock or Class B Common Stock unless the full cash dividends on the 7% Prior Preferred Stock then outstanding have been paid or set apart for payment.

     Power of Board with Respect to Series

     We may, at any time or from time to time, within the then total authorized amount of the Cumulative Prior Preferred Stock of all series, increase the authorized amount of any series of the Cumulative Prior Preferred Stock or of any unclassified Cumulative Prior Preferred Stock, classify or reclassify any unissued shares of the Cumulative Prior Preferred Stock as shares of the Cumulative Prior Preferred Stock of any series or as unclassified Cumulative Prior Preferred Stock, create one or more additional series of the Cumulative Prior Preferred Stock, fix the authorized amount of any series and fix the designations and the rights and preferences, and restrictions and qualifications, of any series of the Cumulative Prior Preferred Stock, by the vote of a majority of the total number of shares of each series of the Series Preferred Stock and of a majority in interest of the total number of shares of the Class B Common Stock then outstanding given at a meeting called for that purpose, and no vote or consent of the holders of shares of the Cumulative Prior Preferred Stock, as a class or otherwise, will be required in connection therewith nor will the holders of shares of the Cumulative Prior Preferred Stock be entitled to notice of any such meeting.

     In case and to the extent that under the laws of Delaware at the time in effect, our board of directors will be authorized by law to create new series of the Cumulative Prior Preferred Stock or to fix the amounts, designations, rights and preferences, and restrictions and qualifications of the shares of any series of the Cumulative Prior Preferred Stock, or to take any other action with respect to the Cumulative Prior Preferred Stock specified in the preceding paragraph, no action of our stockholders will be required and all action authorized (as described above in the preceding paragraph) to be taken by vote of the holders of the Class B Common Stock may be taken by vote of our board of directors.

     Liquidation Rights

     In the event of our liquidation, dissolution or winding up of operations or our sale of all of our assets, the holders of the outstanding series of Cumulative Prior Preferred Stock are entitled, after we pay all of our creditors, to be paid in cash the par value of their shares and any accrued but unpaid dividends before any amounts are paid to the holders of our Series Preferred Stock, Class A Non-Voting Common Stock or Class B Common Stock.

     As described above, the 7% Prior Preferred Stock and the Cumulative Prior Preferred Stock rank equally with respect to payments upon a liquidation, dissolution or winding up, except that a sale of all of our assets will be deemed to be a liquidation, dissolution or winding up with respect to the 7% Prior Preferred Stock, but will not be deemed a liquidation, dissolution or winding up with respect to the Cumulative Prior Preferred Stock.

     SERIES PREFERRED STOCK

     With the prior approval of the holders of a majority of the shares of Class A Non-Voting Common Stock, our board of directors may issue Series Preferred Stock from time to time in one or more series. The board of directors has the power to fix, subject to preferences that may be applicable to the 7% Prior Preferred Stock or Cumulative Prior Preferred Stock under our Restated Certificate of Incorporation, the full, limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof of any such series of Series Preferred Stock.

     The issuance of Series Preferred Stock, while providing us flexibility in connection with acquisitions and other corporate purposes, may be used by us, in certain circumstances, to create voting impediments to extraordinary corporate transactions or to frustrate persons seeking to effect a merger with or otherwise gain control of us. We have no present plans to designate any series or issue any shares of Series Preferred Stock.

OPTIONS

     As of July 11, 2006, options to purchase 598,835 shares of Class A Non-Voting Common Stock were outstanding at a weighted average exercise price of $13.80 per share, of which options to purchase 565,085 shares of Class A Non-Voting Common Stock were exercisable. As of that date, an additional 581,700 shares were available for issuance under our 2005 Equity Compensation Plan.

PROVISIONS WITH POSSIBLE ANTI-TAKEOVER EFFECTS

     Our Restated Certificate of Incorporation provides that we will be governed by Section 203 of the General Corporation Law of the State of Delaware which prohibits a "business combination" between a corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder." An "interested stockholder" is one who, directly or indirectly, owns 15% or more of the outstanding voting stock of the corporation. A "business combination" includes:

          o    A merger;

          o    Consolidation;

          o Sale or lease or other disposition of assets having an aggregate value in excess of 10% of either the aggregate fair market value of the consolidated assets of the corporation or the aggregate market value of all the outstanding stock of the corporation; and

          o Certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation or which provide the interested stockholder with a financial benefit.

     These restrictions do not apply where:

          o The business combination or the transaction in which the stockholder becomes interested is approved by the corporation's board of directors prior to the time the interested stockholder acquired its shares;

          o Upon consummation of the transaction in which the stockholder became an interested stockholder, the stockholder owns at least 85% of the voting stock outstanding at the commencement of such transaction, excluding, for determining the number of shares outstanding, shares owned by persons who are directors as well as officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

          o The business combination is approved by the board of directors and the affirmative vote of two-thirds of the outstanding voting stock not owned by the interested stockholder at an annual or special meeting.

     The business combinations provisions of Section 203 of the General Corporation Law of the State of Delaware may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of us that are not negotiated and approved by our board of directors.

     We have adopted certain provisions in our Restated Certificate of Incorporation and By-laws which may have anti-takeover implications. Our Restated Certificate of Incorporation provides that without the affirmative vote of at least 75% of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a class, the provisions in our

Restated Certificate of Incorporation and the Bylaws establishing a classified board of directors may not be altered, amended or repealed. These supermajority voting provisions, along with various supermajority voting provisions for certain classes of stock required for certain business combinations and other corporate actions described above, may have an effect of discouraging, delaying or preventing a change of control which may be at a premium above the prevailing market price.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Class A Non-Voting Common Stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016.

NASDAQ GLOBAL MARKET

     Our Class A Non-Voting Common Stock is listed on the Global National Market under the symbol "ARTNA."

                              PLAN OF DISTRIBUTION

     We may sell our Class A Non-Voting Common Stock through underwriters or dealers, through agents, or directly to one or more purchasers. The prospectus supplement will describe the terms of the offering of our Class A Non-Voting Common Stock, including:

          o The number of shares of Class A Non-Voting Common Stock we are offering;

          o    The name or names of any underwriters;

          o Any securities exchange or market on which the Class A Non-Voting Common Stock may be listed;

          o The purchase price of our Class A Non-Voting Common Stock being offered and the proceeds we will receive from the sale;

          o Any over-allotment options pursuant to which underwriters may purchase additional shares of Class A Non-Voting Common Stock from us;

          o Any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation; and

          o Any discounts or concessions allowed or reallowed or paid to dealers.

     If underwriters are used in the sale, they will acquire our Class A Non-Voting Common Stock for their own account and may resell our Class A Non-Voting Common Stock from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of the sale. The obligations of the underwriters to purchase the Class A Non-Voting Common Stock will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the Class A Non-Voting Common Stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the shares of Class A Non-Voting Common Stock offered by the prospectus supplement. We may change from time to time the public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     We may sell our Class A Non-Voting Common Stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of our Class A Non-Voting Common Stock, and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

     We may provide underwriters and agents with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters or agents may make with respect to these liabilities. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business. We will describe such relationships in the prospectus supplement naming the underwriter and the nature of any such relationship.

     Rules promulgated by the SEC may limit the ability of any underwriters to bid for or purchase shares of Class A Non-Voting Common Stock before the distribution of the shares of Class A Non-Voting Common Stock is completed. However, underwriters may engage in the following activities in accordance with the rules:

          o Stabilizing transactions - Underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

          o Over-allotments and syndicate covering transactions - Underwriters may sell more shares of our Class A Non-Voting Common Stock than the number of shares that they have committed to purchase in any underwritten offering. This over-allotment creates a short position for the underwriters. This short position may involve either "covered" short sales or "naked" short sales. Covered short sales are short sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in any underwritten offering. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in the offering.

          o Penalty bids - If underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from other underwriters and selling group members who sold those shares as part of the offering.

     Similar to other purchase transactions, an underwriter's purchases to cover the syndicate short sales or to stabilize the market price of our Class A Non-Voting Common Stock may have the effect of raising or maintaining the market price of our Class A Non-Voting Common Stock or preventing or mitigating a decline in the market price of our Class A Non-Voting Common Stock. As a result, the price of the shares of our Class A Non-Voting Common Stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of shares if it discourages resales of the shares.

     If commenced, the underwriters may discontinue any of these activities at any time.

     Our Class A Non-Voting Common Stock is quoted on the NASDAQ Global Market. One or more underwriters may make a market in our Class A Non-Voting Common Stock, but the underwriters will not be obligated to do so and may discontinue market making at any time without notice. We cannot give any assurance as to liquidity of the trading market for our Class A Non-Voting Common Stock.

     Any underwriters who are qualified market makers on the NASDAQ Global Market may engage in passive market making transactions in the Class A Non-Voting Common Stock on the NASDAQ Global Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of our Class A Non-Voting Common Stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded.

     In compliance with guidelines of the National Association of Securities Dealers, or NASD, the maximum consideration or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

                                  LEGAL MATTERS

     The validity of the shares of Class A Common Stock offered by this prospectus will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

                                     EXPERTS

     The consolidated financial statements and schedules and management's report on the effectiveness of internal control over financial reporting incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

     KPMG LLP, or KPMG, our former independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2004 and for the years ended December 31, 2004 and December 31, 2003, included in our Annual Report on form 10-K for the year ended December 31, 2005 as set forth in the annual report, which is incorporated by reference in this registration statement. Our consolidated financial statements are incorporated by reference in reliance on the reports of KPMG given upon the authority of the said firm as experts in accounting and auditing.

     We have agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG's consent to the incorporation by reference of its audit report on our past financial statements incorporated by reference in this registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits filed with the registration statement for copies of the actual contract, agreement or other document. We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, we file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents are publicly available, free of charge, on our website at www.artesianwater.com.

     You can read the registration statement and our future filings with the SEC, over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, NE, Washington, DC 20549.

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC requires us to "incorporate by reference" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the sale of all the shares covered by this prospectus.

     (1) Our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on March 17, 2006;

     (2) Our Quarterly Report on Form 10-Q for the period ended March 31, 2006, as filed with the SEC on May 10, 2006;

     (3) Our Current Reports on Form 8-K filed with the SEC on April 13, 2006, May 15, 2006 (Item 8.01 only) and May 18, 2006; and

     (4) The description of our Class A Non-Voting Common Stock contained in our Registration Statement on Form 10, as amended (File No. 000-18516), filed with the Commission on April 30, 1990 to register our Class A Non-Voting Common Stock under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

          Artesian Resources Corporation
          664 Churchmans Road
          Newark, Delaware 19702
          Attention: Nicholle Taylor
          Telephone: (302) 453-6900

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF CLASS A NON-VOTING COMMON STOCK.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by us.

SEC registration fees ...........................   $ 3,210
Legal fees and expenses .........................   $20,000*
Accounting fees and expenses ....................   $15,000*
Printing Fees ...................................   $10,000*
Miscellaneous Expenses ..........................   $21,790*
   Total Expenses ...............................   $70,000*

*    estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

     Article TENTH of the registrant's Restated Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

          o    for any breach of such person's duty of loyalty;

          o for acts and omissions not in good faith or involving intentional misconduct or a knowing violation of law;

          o for the payment of unlawful dividends and certain other actions prohibited by Delaware corporate law; and

          o for any transaction resulting in receipt by such person of an improper personal benefit.

     In addition, Article TENTH of the registrant's Restated Certificate of Incorporation provides that liability of a director shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware.

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

     Article VIII of the registrant's Bylaws provides that the registrant will indemnify each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a "proceeding"), by reason of the fact that he or she is or was a director, officer or controller of the registrant or is or was serving at the request of the registrant as a director, officer, or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (all such persons being referred to as an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, controller or trustee or in any other capacity while serving as a director, officer, controller or trustee, shall be indemnified and held harmless by the registrant to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended to provide broader indemnification rights, against all expense, liability and loss (including attorneys' fees) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, subject to the right of the indemnitee to bring suit against the registrant to enforce a right to indemnification or to an advance of expenses permitted under this
Article VIII, the registrant shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the registrant's board of directors. Article VIII also provides that the indemnitee has the right to advancement of expenses in connection with a proceeding.

     As authorized by Section 145 of the General Corporation Law of the State of Delaware and Article VIII of registrant's Bylaws, the registrant maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the registrant for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by the registrant.

ITEM 16. EXHIBITS AND FINANCIAL SCHEDULES.

     (a)  Exhibits

           1.1   Form of Underwriting Agreement **

           5.1   Opinion of Morgan, Lewis & Bockius LLP

          23.1   Consent of BDO Seidman, LLP

          23.2   Consent of KPMG LLP

          23.3   Consent of Morgan, Lewis & Bockius LLP (Included in Exhibit
                 5.1)

          24.1   Power of Attorney (Included on signature page)

----------
** To be filed, if necessary, by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that:

          Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

          (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2),
                (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at the date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

     (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     (6) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of Delaware, on July 31, 2006.

                                        ARTESIAN RESOURCES CORPORATION


                                        By: /s/ DIAN C. TAYLOR
                                            ------------------------------------
                                            Name: Dian C. Taylor
                                            Title: Chief Executive Officer

                        SIGNATURES AND POWER OF ATTORNEY

     We, the undersigned officers and directors of Artesian Resources Corporation, hereby severally constitute and appoint Dian C. Taylor and David B. Spacht and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Artesian Resources Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                          TITLE                        DATE
----------------------    --------------------------------------   -------------


/s/ DIAN C. TAYLOR        Chair of the Board of Directors, Chief   July 31, 2006
------------------------- Executive Officer and President
Dian C. Taylor            (Principal Executive Officer)


                          Director
-------------------------
Kenneth R. Biederman


/s/ JOHN R. EISENBREY Jr. Director                                 July 31, 2006
-------------------------
John R. Eisenbrey Jr.


/s/ NORMAN H. TAYLOR Jr.  Director                                 July 31, 2006
------------------------
Norman H. Taylor Jr.


/s/ WILLIAM C. WYER       Director                                 July 31, 2006
----------------------
William C. Wyer


/s/ DAVID B. SPACHT       Chief Financial Officer (Principal       July 31, 2006
----------------------    Financial and Accounting Officer)
David B. Spacht

                                  EXHIBIT INDEX
EXHIBIT
 NUMBER   DESCRIPTION
-------   ----------------------------------------------------------------
   1.1    Form of Underwriting Agreement **
   5.1    Opinion of Morgan, Lewis & Bockius LLP
  23.1    Consent of BDO Seidman, LLP
  23.2    Consent of KPMG LLP
  23.3    Consent of Morgan, Lewis & Bockius LLP (Included in Exhibit 5.1)
  24.1    Power of Attorney (Included on signature page)

----------
** To be filed, if necessary, by amendment or as an exhibit to a report pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act.